US Ecology, Inc. Announces Fourth Quarter and Full Year 2010 Results

Company Reports Surge in Fourth Quarter Revenue and Profit

BOISE, ID -- (Marketwire - March 08, 2011) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Results

Net income for the fourth quarter of 2010 was $4.5 million, or $0.25 per diluted share, up 71% from $2.6 million, or $0.15 per diluted share posted in the fourth quarter of 2009. The upturn in revenue was driven by strong volume from both the Company's Base and Event Business. Operating income for the fourth quarter of 2010 was $7.1 million, up 54% from $4.6 million in the fourth quarter of 2009.

Fourth quarter 2010 results reflect $2.0 million in pretax business development costs ($1.9 million after tax or $0.10 per share) associated with the acquisition of Stablex Canada Inc. ("Stablex") and other business development efforts and $1.9 million in pretax foreign currency gains ($1.2 million after tax or $0.06 per share). On October 31, 2010, the Company closed the acquisition of Stablex for $77.5 million using $19.7 million in cash and $57.8 million of debt. During the fourth quarter of 2009 the Company benefitted from approximately $0.02 per share on a non-recurring insurance settlement.

Revenue for the fourth quarter of 2010 was $39.5 million, up 67% from $23.6 million in the same quarter last year. Stablex contributed $5.7 million of revenue for the two months of US Ecology ownership. Also contributing to the revenue increase was a $1.3 million refund from the State of Nevada post-closure trust fund for the Company's Nevada operation received during the fourth quarter of 2010. Excluding Stablex and the Nevada refund, revenue during the fourth quarter of 2010 increased 38% over the same quarter last year.

Base Business revenue (revenue from recurring waste streams), excluding Stablex, increased 22% in the fourth quarter of 2010 compared to the same quarter last year. Event Business revenue (revenue from discrete cleanup projects), excluding Stablex, increased 74% in the fourth quarter of 2010 over the same quarter last year. The Company's Texas thermal recycling service contributed $3.1 million in revenue during the quarter, up 76% from the $1.8 million generated in the fourth quarter of 2009. Total volumes disposed at our Idaho, Nevada, Texas and Quebec waste facilities (including thermal recycling) were 244,000 tons in the fourth quarter of 2010, up 83% from the 133,000 tons disposed in the fourth quarter of 2009.

For the fourth quarter of 2010, gross profit was $14.9 million, up 95% from the $7.6 million reported in the fourth quarter of 2009. Total gross margin was 37.8% for the fourth quarter of 2010, up from 32.3% in the same quarter last year. Treatment and disposal gross margin for the fourth quarter of 2010 was 50.3%, up from 44.5% in the fourth quarter of 2009. Increases in gross margin reflect higher tons disposed during the fourth quarter of 2010 compared to the same quarter last year, service mix and the State of Nevada closure trust refund discussed above.

Selling, general and administrative ("SG&A") expense for the three months ended December 31, 2010 was $7.8 million, or 19.7% of revenue, as compared to $3.7 million, or 15.5% of revenue, in the same quarter last year. The $4.1 million increase includes $2.0 million in Stablex acquisition costs and other business development activity, a $1.4 million accrual of full-year incentive compensation and $746,000 of SG&A expense directly associated with the Stablex facility.

The Company's effective income tax rate for the fourth quarter of 2010 was 48.3%, up from 43.6% in the fourth quarter of 2009. This increase reflects the impact of business development costs that are not deductible for income tax purposes.

At December 31, 2010, we had $6.3 million of cash on hand. Total borrowings on our available lines of credit were $63 million with $28 million available for future borrowings.

"Increased landfill disposal volumes combined with solid performance from our thermal recycling operations pushed revenue, gross profit and gross margins higher during the quarter, demonstrating the inherent operating leverage associated with our facilities," commented Vice President and Chief Financial Officer, Jeff Feeler. "The strength in disposal volumes was seen across all of our hazardous waste sites and came from nearly all areas of our business," Feeler added.

Full Year 2010 Results

Net income for the year ending December 31, 2010 was $12.6 million, or $0.69 per diluted share. 2010 reported earnings reflected both the incremental expenses and foreign currency gains associated with the purchase of Stablex. Excluding these items, the Company estimates that the historic US Ecology core business would have generated earnings of approximately $0.75 per diluted share. This compares to net income of $14.0 million, or $0.77 per diluted share, in 2009 which included an estimated $0.23 per share from the Honeywell Jersey City project completed last year and a $0.02 on a non-recurring insurance settlement.

"When you eliminate the impact of the Stablex transaction from 2010 results and adjust 2009 results for the previously completed Honeywell project and insurance settlement, US Ecology's core business delivered a 44% improvement in earnings per share in 2010," stated Feeler.

Revenue for 2010 was $104.8 million, including $5.7 million from Stablex. This compares to $132.5 million of total revenue in 2009, of which Honeywell represented $50.6 million. During 2010, the Company disposed of 723,000 tons, down 7% from the 774,000 tons last year. In 2009, however, Honeywell accounted for approximately 284,000 tons, or 37% of that year's total disposal volume. Excluding Honeywell from the 2009 totals, 2010 disposal volumes would have increased 48% over the prior year.

Gross profit for 2010 was $39.0 million, up from $36.3 million in 2009. Gross margin increased to 37.2% in 2010 up from 27.4% in 2009. The gross margin improvement in 2010 compared to the same period of 2009 reflects a reduction in transportation and logistics services, which generally contribute little or no margin. Treatment and disposal gross margin in 2010 was 46.9% compared with 45.1% in 2009. The increase in treatment and disposal margin primarily reflects the inherent operating leverage of the Company's landfill operations and the $1.3 million closure trust refund, partially offset by lower margins on our thermal recycling services.

SG&A expenses in 2010 were $18.6 million, or 17.8% of revenue, as compared to $13.8 million, or 10.4% of revenue, in 2009. SG&A in 2010 includes $2.6 million in acquisition and other business development expense, $1.4 million in incentive compensation and a $497,000 regulatory fine at our Beatty, Nevada facility related to 2005 to 2008 business activities. 2009 SG&A did not include any meaningful expenses for business development or regulatory fines, and no incentive compensation.

Despite higher gross profit, operating income declined to $20.4 million in 2010 from $23.1 million in 2009 due to higher SG&A related to business development expenses in 2010. Excluding the $2.6 million in business development expense, 2010 operating income would have essentially matched 2009.

Our effective income tax rate in 2010 was 43.3% as compared with 40.5% in 2009. This increase primarily reflects higher business development expenses and regulatory fines that are not deductible expenses for income taxes.

"The fourth quarter resurgence in our core treatment and disposal business reflected strong contributions from virtually all of our diverse service offerings," commented President and Chief Executive Officer, Jim Baumgardner. "We saw solid improvement in our Base Business, Event Business and Thermal Recycling Business. Our strong fourth quarter capped off a solid year in which we not only exceeded our financial targets, but successfully closed on a major strategic acquisition that we expect will be accretive to earnings in 2011 and beyond," Baumgardner added.

2011 Outlook

Management currently projects earnings between $0.75 and $0.85 per fully diluted share excluding any foreign currency gains or losses. This represents a 9% to 23% gain over 2010 results, which included foreign currency gains of $0.06 per share. Excluding foreign currency gains recognized in 2010, our 2011 guidance represents projected earnings growth of 21% to 37%.

The Company generally expects economic conditions to improve in 2011, as compared to 2010. As a result, Base Business is expected to strengthen modestly as national and regional industrial production increases. The Company exited 2010 with a healthy pipeline of Event Business opportunities and expects that in 2011 we will see more private cleanup activity and commercial opportunities. With increased refinery activity, expanded thermal recycling opportunities are also expected in 2011.

Baumgardner added, "We look forward to an improving market for environmental services over the course of 2011 and believe we are uniquely positioned to take advantage of stronger demand for our services as a result of our waste handling infrastructure, unique suite of permits and highly experienced workforce. We remain committed to growing the business through focused execution and acquiring additional, strategically aligned businesses, like Stablex."

Company-wide, including Stablex, capital spending for 2011 is estimated to range from $10 to $11 million, down from $14.2 million in 2010. Capital expenditures for 2011 will be devoted primarily to the construction of additional disposal space, replacement of aging equipment and maintenance activities company-wide.

Dividend

On January 3, 2011, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 14, 2011. The $3.3 million dividend was paid on January 21, 2011.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, March 8, 2011 at 10 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through March 15, 2011 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 65265463. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in the North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2011 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2009 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws, rules, or regulations, market conditions, average selling prices and production rates for the thermal recycling service at our Texas facility, access to cost effective transportation services, cost effective access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations, our ability to perform under required contracts, our willingness or ability to pay dividends, our ability to successfully integrate Stablex Canada Inc., our ability to close on future potential acquisitions or our ability to successfully integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                             US ECOLOGY, INC.
                    CONSOLIDATED STATEMENTS OF INCOME
                  (in thousands, except per share data)
                                (unaudited)

                                 Three Months Ended    For the Year Ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------

Revenue                         $  39,480  $  23,648  $ 104,836  $ 132,519
Direct operating costs             15,152      9,436     45,391     43,535
Transportation costs                9,407      6,577     20,434     52,708
                                ---------  ---------  ---------  ---------

Gross profit                       14,921      7,635     39,011     36,276
Selling, general and
 administrative expenses            7,795      3,660     18,634     13,835
Insurance claim                         -       (661)         -       (661)
                                ---------  ---------  ---------  ---------
Operating income                    7,126      4,636     20,377     23,102

Other income (expense):
  Interest income                       4         13         51        116
  Interest expense                   (319)         -       (320)        (2)
  Foreign currency gain (loss)      1,878         (6)     1,819        (37)
  Other                                80         48        259        304
                                ---------  ---------  ---------  ---------
    Total other income              1,643         55      1,809        381
Income before income taxes          8,769      4,691     22,186     23,483
Income tax expense                  4,236      2,047      9,602      9,513
                                ---------  ---------  ---------  ---------
Net income                      $   4,533  $   2,644  $  12,584  $  13,970
                                =========  =========  =========  =========

Earnings per share:
  Basic                         $    0.25  $    0.15  $    0.69  $    0.77
  Diluted                       $    0.25  $    0.15  $    0.69  $    0.77

Shares used in earnings
 per share calculation:
  Basic                            18,177     18,149     18,170     18,146
  Diluted                          18,197     18,172     18,189     18,173

Dividends paid per share        $    0.18  $    0.18  $    0.72  $    0.72
                                =========  =========  =========  =========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (unaudited)

                                                December 31,  December 31,
                                                    2010          2009
                                                ------------  ------------
Assets

Current Assets:
  Cash and cash equivalents                     $      6,342  $     31,347
  Short-term investments                                   -         1,395
  Receivables, net                                    33,553        16,302
  Prepaid expenses and other current assets            2,635         1,752
  Deferred income taxes                                  455            41
                                                ------------  ------------
    Total current assets                              42,985        50,837
Property and equipment, net                          105,822        67,485
Restricted cash                                        4,115         4,800
Intangible assets, net                                41,740             -
Goodwill                                              21,790             -
Other assets                                             897           540
                                                ------------  ------------
Total assets                                    $    217,349  $    123,662
                                                ============  ============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                              $      5,033  $      4,264
  Deferred revenue                                     3,620         1,353
  Accrued liabilities                                  8,188         4,150
  Accrued salaries and benefits                        4,051         1,735
  Income tax payable                                   2,615           201
  Current portion of closure and post-closure
   obligations                                           778           293
  Current portion of capital lease obligations             7            11
                                                ------------  ------------
    Total current liabilities                         24,292        12,007
Long-term closure and post-closure obligations        15,995        13,070
Reducing revolving line of credit                     63,000             -
Long-term capital lease obligations                        3            10
Other long-term liabilities                              201             -
Deferred income taxes                                 19,146         5,077
                                                ------------  ------------
  Total liabilities                                  122,637        30,164

Contingencies and commitments

Stockholders' Equity
  Common stock                                           183           183
  Additional paid-in capital                          61,892        61,459
  Retained earnings                                   33,940        34,446
  Accumulated other comprehensive income                 676             -
  Treasury stock                                      (1,979)       (2,590)
                                                ------------  ------------
    Total stockholders' equity                        94,712        93,498
                                                ------------  ------------
Total liabilities and stockholders' equity      $    217,349  $    123,662
                                                ============  ============

                             US ECOLOGY, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in thousands)
                                (unaudited)

                                                    For the Year Ended
                                                       December 31,
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------
Cash Flows From Operating Activities:
  Net income                                    $     12,584  $     13,970
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation, amortization and accretion           9,118         9,046
    Unrealized foreign currency gain                  (1,205)            -
    Deferred income taxes                               (286)        1,793
    Stock-based compensation expense                     988           655
    Net loss on sale of property and equipment           171           296
    Investment premium amortization                       20             -
    Changes in assets and liabilities (net of
     effect of business acquisition):
      Receivables, net                               (11,278)       14,435
      Income tax receivable                                -         2,834
      Other assets                                      (618)          (11)
      Accounts payable and accrued liabilities           481        (1,054)
      Deferred revenue                                   339        (3,304)
      Accrued salaries and benefits                    2,362        (1,160)
      Income tax payable                               2,413           201
      Closure and post-closure obligations              (158)         (928)
      Other                                               (2)           14
                                                ------------  ------------
        Net cash provided by operating activities     14,929        36,787

Cash Flows From Investing Activities:
  Business acquisition (net of cash acquired)        (77,427)            -
  Purchases of property and equipment                (14,190)       (9,405)
  Purchases of short-term investments                 (4,998)       (1,409)
  Maturities of short-term investments                 6,375             -
  Restricted cash, net                                   685           (84)
  Proceeds from sale of property and equipment            58            64
                                                ------------  ------------
        Net cash used in investing activities        (89,497)      (10,834)

Cash Flows From Financing Activities:
  Proceeds from reducing revolving line of
   credit                                             63,000             -
  Dividends paid                                     (13,090)      (13,068)
  Deferred financing costs paid                         (373)            -
  Stock repurchases                                       46            (2)
  Tax benefit of common stock options                     10             -
  Other                                                  (11)           (9)
                                                ------------  ------------
        Net cash provided by (used in)
         financing activities                         49,582       (13,079)

Effect of foreign exchange rate changes on cash          (19)            0

(Decrease) Increase in cash and cash
 equivalents                                         (25,005)       12,874

Cash and cash equivalents at beginning of
 period                                               31,347        18,473
                                                ------------  ------------

Cash and cash equivalents at end of period      $      6,342  $     31,347
                                                ============  ============

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com